                                                                     Exhibit 1.4

       Amendment to the Articles of Association according to a Resolution of the General Meeting of the Shareholders held on June 11, 2007

      At the General Meeting of the Shareholders of Koor Industries Ltd. (the
"Company") held on June 11, 2007, the Company's Shareholders adopted the following extraordinary resolution:

      "RESOLVED, that the Company's Articles of Association is hereby amended to add Article 143 in the following wording:

      "The Company may donate reasonable amounts to worthy causes, even if the donation is not part of the business considerations of the Company. Subject to the foregoing, any donation shall be approved by the Board of Directors of the
Company or by any person the Board of Directors authorizes for such purpose, which person may determine the amount of such donation, the purpose for which it is given, the identity of its recipient and any condition such person sees fit to stipulate."